PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

September 16, 2014

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of B-Maven, Inc. of our report dated September 16, 2014, with respect to the balance sheets as of June 30, 2014 and 2013, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended June 30, 2014 and 2013, which appears on Form 10-K of B-Maven, Inc.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board